EXHIBIT 10.1
TERMINATION AGREEMENT

This Termination Agreement is made as of the 9th day of July 2006 by and between SBI Brightline XIII, LLC, a California limited liability company (“SBI”) and NaturalNano, Inc., a Nevada corporation (the “Company”).

Reference is made to that certain Stock Purchase Agreement dated as of March 30, 2006 by and between SBI and the Company (the “Stock Purchase Agreement”) and to that certain warrant for the purchase of up to 3,300,000 shares of the Company’s Common Stock issued by the Company to SBI on March 30, 2006 (the “Warrant”).

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, SBI and the Company hereby agree as follows:

1.
As of the date hereof, the Stock Purchase Agreement is terminated and of no further force and effect. In amplification of, and not by way of limiting, the foregoing, from and after the date hereof, the Company shall have no right under the Stock Purchase Agreement to require SBI to purchase, and SBI shall have no obligation under the Stock Purchase Agreement to purchase, any shares of the Common Stock of the Company.

2.
As of the date hereof, the Warrant is cancelled and of no further force and effect, and all rights of SBI to acquire shares of the Company’s Common Stock by exercise of the Warrant shall be null and void.

3.
Each of SBI and the Company, for itself and its members, managers, stockholders, officers, and directors, hereby forever releases the other party from all obligations of every nature that such other party may have had to it under the Stock Purchase Agreement or the Warrant.

In witness whereof, SBI and the Company have executed this Termination Agreement as of the 9th day of July 2006.

SBI Brightline XIII, LLC By: /s/ Shelly Singhal Shelly Singhal, Manager	NaturalNano, Inc. By: /s/ Kathleen A. Browne Kathleen A. Browne, Chief Financial Officer